Exhibit 4.5

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of May 16, 2011, among The Neiman Marcus Group, Inc., a Delaware corporation (the “Company”), U.S. Bank National Association, as trustee (the “Trustee”), and each of the guarantors party thereto, as guarantors (the “Guarantors”).

W I T N E S S E T H:

WHEREAS, the Company (as successor to Newton Acquisition Merger Sub, Inc.), the Guarantors and Wells Fargo Bank, National Association previously entered into an indenture, dated as of October 6, 2005 (the “Original Indenture”), providing for the issuance of the Company’s 9%/9 ¾% Senior Notes due 2015 (the “Affected Securities”) (the Original Indenture as it may from time to time be supplemented or amended, including by this First Supplemental Indenture, is referred to herein as the “Indenture”);

WHEREAS, the Trustee has acceded to the Indenture and replaced Wells Fargo Bank, National Association, as trustee thereunder;

WHEREAS, the Company has solicited the consent of the holders (the “Holders”) of the Affected Securities to certain amendments to the Indenture pursuant to that certain Offer to Purchase and Consent Solicitation Statement for the Affected Securities dated April 21, 2011 (the “Offer to Purchase”); and

WHEREAS, the Company has received the consents of the Holders of not less than a majority in aggregate principal amount of the outstanding Affected Securities to the amendments to the Indenture set forth in this First Supplemental Indenture; and

WHEREAS, all other things necessary in order to validly execute and deliver this First Supplemental Indenture and effect the amendments set forth herein have been obtained;

NOW, THEREFORE, in order to amend the terms of the Indenture with respect to the outstanding Affected Securities, in consideration of the foregoing, it is mutually agreed by the Company, the Guarantors and the Trustee, for the equal and ratable benefit of all Holders of the Affected Securities, as follows:

ARTICLE ONE

DEFINITIONS

Section 1.1  Defined Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. All definitions in the Original Indenture shall be read in a manner consistent with the terms of this First Supplemental Indenture.

Section 1.2     Definition.  When used herein, “Tender Offer Completion Event” shall mean the first date on which the Company shall have paid to the depositary (as specified in the

Offer to Purchase) a sum sufficient to satisfy the Company’s obligation to pay to each Holder of the Affected Securities that has tendered its Affected Securities pursuant to the tender offer the total consideration, or to the extent applicable, the total consideration less the applicable consent payment, for any Affected Securities accepted pursuant to the tender offer, in each case as calculated by the depositary.

ARTICLE TWO

AMENDMENTS TO INDENTURE

Section 2.1  Conforming Changes.  Upon the occurrence of the Tender Offer Completion Event, Section 102 of the Indenture shall, without further action by any party hereto, be amended by deleting the definition of each term that is used in the Indenture only in the sections or subsections thereof that are deleted or revised (if such terms are no longer used in the Indenture as a result of such revisions) pursuant to Section 2.3 hereof. The Indenture is amended by deleting all references to sections of the Indenture that are used exclusively in the text of the Indenture that are being otherwise eliminated by this First Supplemental Indenture.

Section 2.2  Denominations. All references in the Indenture and Affected Securities to denominations in which Affected Securities may be issued, cancelled, redeemed or otherwise cancelled shall be deemed replaced with references to denominations of $1.00 and integral multiples thereof.

Section 2.3  Amended Provisions.  Upon the occurrence of the Tender Offer Completion Event, the text of each of the following sections or subsections of the Indenture shall, without further action by any party hereto, be amended as follows:

(a)           Events of Default.  The text of clauses (3)-(5) of Section 501 (other than the clause numbering) shall be deleted in its entirety and replaced with the words “[Intentionally Omitted]”.

(b)           Payment of Taxes and Other Claims.  The text of Section 1005 (other than the section numbering and caption) shall be deleted in its entirety and replaced with the words “[Intentionally Omitted]”.

(c)           Statement by Officers as to Default.  The text of Section 1008 (other than the section numbering and caption) shall be deleted in its entirety and replaced with the words “[Intentionally Omitted]”.

(d)           Reports and Other Information.  The text of Section 1009 (other than the section numbering and caption) shall be deleted in its entirety and replaced with the words “[Intentionally Omitted]”.

(e)           Limitation on Restricted Payments. The text of Section 1010 (other than the section numbering and caption) shall be deleted in its entirety and replaced with the words “[Intentionally Omitted]”.

(f)            Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The text of Section 1011 (other than the section numbering and caption) shall be deleted in its entirety and replaced with the words “[Intentionally Omitted]”.

(g)           Liens. The text of Section 1012 (other than the section numbering and caption) shall be deleted in its entirety and replaced with the words “[Intentionally Omitted]”.

(h)           Limitation on Transactions with Affiliates. The text of Section 1013 (other than the section numbering and caption) shall be deleted in its entirety and replaced with the words “[Intentionally Omitted]”.

(i)            Limitations on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The text of Section 1014 (other than the section numbering and caption) shall be deleted in its entirety and replaced with the words “[Intentionally Omitted]”.

(j)            Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. The text of Section 1015 (other than the section numbering and caption) shall be deleted in its entirety and replaced with the words “[Intentionally Omitted]”.

(k)           Limitation on Sale and Lease-Back Transactions. The text of Section 1016 (other than the section numbering and caption) shall be deleted in its entirety and replaced with the words “[Intentionally Omitted]”.

(l)            Change of Control. The text of Section 1017 (other than the section numbering and caption) shall be deleted in its entirety and replaced with the words “[Intentionally Omitted]”.

(m)          Asset Sales. The text of Section 1018 (other than the section numbering and caption) shall be deleted in its entirety and replaced with the words “[Intentionally Omitted]”.

(n)           Additional Interest Notice. The text of Section 1019 (other than the section numbering and caption) shall be deleted in its entirety and replaced with the words “[Intentionally Omitted]”.

(o)           No Amendment to Subordination Provision. The text of Section 1020 (other than the section numbering and caption) shall be deleted in its entirety and replaced with the words “[Intentionally Omitted]”.

MISCELLANEOUS

Section 3.1 Execution as First Supplemental Indenture.  This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this First Supplemental Indenture forms a part thereof.

Section 3.2 Ratification and Incorporation of Indenture.  As supplemented hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 3.3  Recitals by the Company.  The recitals in this First Supplemental Indenture are made by the Company only and not by the Trustee, and all of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be in respect of the Affected Securities and of this First Supplemental Indenture as fully and with like effect as if set forth herein in full.

Section 3.4  Executed in Counterparts.  This First Supplemental Indenture may be executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

Section 3.5  Governing Law.  THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CHOICE OF LAW PRINCIPLES THEREOF.

Section 3.6  Trust Indenture Act to Control.  If and to the extent that any provision of this First Supplemental Indenture limits, qualifies, or conflicts with another provision included in the Indenture or in this First Supplemental Indenture which is required to be included in or is or is deemed to be applicable to this First Supplemental Indenture by any of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939, as amended, such required or other applicable provision shall control.

Section 3.7  Severability.  In case any provision of this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Indenture shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all as of the date and year first above written.

NEIMAN MARCUS, INC.

By
/s/ Nelson A. Bangs
Name:	Nelson A. Bangs
Title:	Senior Vice President and General Counsel

THE NEIMAN MARCUS GROUP, INC.

By
/s/ Nelson A. Bangs
Name:	Nelson A. Bangs
Title:	Senior Vice President and General Counsel

NM FINANCIAL SERVICES, INC.
NM NEVADA TRUST
BERGDORFGOODMAN.COM, LLC
BERGDORF GOODMAN, INC.
BERGDORF GRAPHICS, INC.
NEIMAN MARCUS HOLDINGS, INC.
WORTH AVENUE LEASING COMPANY
NMGP, LLC

By
/s/ Nelson A. Bangs
Name:	Nelson A. Bangs
Title:	Vice President

NEMA BEVERAGE CORPORATION
BEVERAGE HOLDING CORPORATION
NEMA BEVERAGE PARENT CORPORATION

By
/s/ Nelson A. Bangs
Name:	Nelson A. Bangs
Title:	President

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By
/s/ Jack Ellerin
Name:	Jack Ellerin
Title:	Vice President